EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS FIRST QUARTER RESULTS

Sales grew 23.2% in emerging regions

COLUMBIA, Maryland, April 22, 2010 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the first quarter ended March 31, 2010.  Highlights for the first quarter:

•                  Sales increased 5.0% overall and 23.2% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  Emerging regions represented 30.9% of Grace sales in the first quarter.

•                  As reported, sales were $614.9 million compared with $682.1 million in the prior year quarter.  Sales for the prior year quarter include $96.6 million of sales of the ART joint venture deconsolidated in December 2009.

•                  Gross profit percentage increased to 34.8% from 25.0% in the prior year quarter.

•                  Grace net income increased to $56.3 million from a net loss of $38.9 million in the prior year quarter.  Grace’s diluted EPS was $0.76 compared with a loss of $0.54 in the prior year quarter.

•                  Adjusted EBIT grew to $64.3 million from $14.1 million in the prior year quarter.  Adjusted EPS was $0.50 compared with $0.12 in the prior year quarter.

•                  Adjusted Operating Cash Flow was $28.7 million compared with $69.4 million in the prior year quarter.

•                  Adjusted EBIT Return on Invested Capital increased to 24.0% on a trailing four quarter basis from 20.4% on the same basis in the prior year quarter.

“I am pleased with our results for the quarter.  Our improved profitability reflects better productivity across the company and a much better operating environment,” said Fred

Festa, Grace’s Chairman, President and Chief Executive Officer.  “Our results validate our long-term growth strategy of investing in new products and new geographies, especially emerging regions.  As we continue to grow, we are well positioned to leverage our cost structure and increase our earnings.”

First Quarter 2010 Results

Sales increased 5.0% overall and 23.2% in emerging regions compared with the prior year quarter, excluding sales of the ART joint venture from both periods.  The sales increase was due to favorable currency translation (3.0%), higher sales volumes (1.7%), and price increases (0.3%).  As reported, sales were $614.9 million compared with $682.1 million in the prior year quarter, a decrease of 9.9% reflecting the deconsolidation of ART in December 2009.

Gross profit percentage for the first quarter was 34.8% compared with 25.0% in the prior year quarter.  The improvement in gross profit percentage was due primarily to a decrease in certain raw materials and energy costs and lower factory overhead expenses resulting primarily from the 2009 restructurings.  Gross profit percentage for the first quarter decreased 1.8 percentage points compared with the fourth quarter of 2009 due primarily to lower fixed cost absorption and increased costs for certain raw materials.

Adjusted EBIT (see note A to Chart 2) was $64.3 million in the first quarter compared with $14.1 million in the prior year quarter.  The increase was primarily due to the improvement in gross profit percentage from the prior year quarter and the benefit of the cost reduction actions completed in 2009.  Adjusted EBIT margin was 10.5% compared with 2.1% in the prior year quarter and 8.9% in the fourth quarter of 2009.

Grace net income for the first quarter was $56.3 million, or $0.76 per diluted share, compared with a net loss of $38.9 million, or a loss of $0.54 per diluted share, in the prior year quarter.

Adjusted Operating Cash Flow (see note A to Chart 2) was $28.7 million for the first quarter, compared with $69.4 million in the prior year quarter.  The first quarter of 2009 benefited from $99.5 million in net working capital reductions.

On November 30, 2009, Grace completed the sale of a 5% interest in ART, its joint venture with Chevron Products Company.  Grace deconsolidated ART’s results from its consolidated financial statements on a prospective basis effective December 1, 2009.  As a result, Grace now reports its investment in ART and its portion of ART’s income using the equity method of accounting.  Grace’s first quarter 2009 sales and gross profit percentage excluding ART would have been $585.5 million and 28.4%, respectively.  Adjusted EBIT would have been unchanged except for the reduction in Grace’s ownership from 55% to 50%.

Grace Davison

Segment Operating Income up $47.7 million

First quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were up 9.7% overall and 27.9% in the emerging regions compared with the prior year quarter, excluding ART sales from both periods.  This sales increase was due to higher sales volumes (6.1%), favorable currency translation (2.6%) and price increases (1.0%).  As reported, first quarter sales decreased 12.5% from $477.8 million in the prior year quarter.

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $171.9 million in the first quarter, down 4.6% from the prior year quarter, excluding ART sales from both periods.  Sales in this product group were unfavorably affected by lower sales volumes, partly offset by favorable currency translation.  As reported, first quarter sales decreased 37.9% from $276.7 million in the prior year quarter.

The refining industry has been adversely affected by decreased demand for refined products and margins that have been near historic lows.  These conditions, together with a contraction in the difference between the cost of light and heavy crude oil, has adversely impacted the short-term demand for our catalysts.  In response to current refining industry conditions, Grace introduced three new products in the first quarter to ensure our product portfolio continued to meet the industry’s needs for value performance, ultra-high activity, and maximum resid reduction.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in many industrial, consumer and packaging applications were $161.0 million in the first quarter, up 20.1% from the prior year quarter.  Sales in this product group were favorably affected by improved customer demand for industrial and consumer goods in all regions.  Sales volumes grew strongest in emerging regions where sales increased 30.5% compared with the prior year quarter.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $85.3 million in the first quarter, up 27.1% from the prior year quarter driven by higher sales volumes and favorable currency translation.  Sales of polyolefin catalysts grew 43.4% in the first quarter primarily due to increasing customer demand, growth in emerging regions and new products, such as the POLYTRAK® and SIRIUS® polyolefin catalysts.  The award-winning REVELERIS® flash chromatography system also contributed to new product growth.

Segment operating income of Grace Davison for the first quarter was $87.7 million compared with $40.0 million in the prior year quarter, a 119.3% increase, driven primarily by higher sales volumes, lower fixed and variable manufacturing costs, better operational productivity and higher income from ART.  Gross profit percentage was 35.0% compared with 22.1% in the prior year quarter and 37.1% in the fourth quarter of 2009.  Segment operating margin was 21.0% compared with 8.4% in the prior year quarter and 20.0% in the fourth quarter of 2009.  Income from ART increased from the prior year quarter on good sales volumes and significantly improved gross profit percentage.

Grace Construction Products

Segment Operating Income up 25.8%

First quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $196.7 million, down 3.7% from the prior year quarter.  The sales decrease was due to lower sales volumes (6.3%) and prices (1.0%), partly offset by favorable currency translation (3.6%).  Weak sales of SCC products in North America and Europe were partly offset by overall growth in emerging regions.  Sales grew 12.2% in emerging regions compared with the prior year quarter.  Sales volumes improved significantly in March in North America and Europe, increasing 44.4% from February.

First quarter construction trends varied significantly across regions and within the quarter.  Construction spending continued to grow in emerging regions including Latin America, the Middle East, India, ASEAN, and China.  In the United States and certain countries in Western and Eastern Europe, construction spending decreased in the quarter.  Preliminary industry data indicates that first quarter commercial construction starts in the U.S. were down 34% from the prior year quarter, and preliminary data on the U.S. infrastructure segment indicates that first quarter spending was approximately 4% below the prior year quarter.  U.S. Census Bureau data shows that first quarter residential housing starts improved from an extremely low base, increasing 17% from the prior year quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  Americas — sales to customers in the Americas were $104.3 million in the first quarter, down 6.7% from the prior year quarter primarily due to lower customer demand for

SCC products in North America.  In Latin America, sales increased by 19.3% primarily due to better pricing, new customer sales and better product penetration.

•                  Europe — sales to customers in Western and Eastern Europe, the Middle East, Africa and India were $59.3 million in the first quarter, down 5.7% from the prior year quarter.  Customer demand remained weak in key markets in the region, especially for SCC products.

•                  Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $33.1 million in the first quarter, up 11.8% from the prior year quarter.  Sales of SCC products were favorably affected by sales to new customers.

Gross profit percentage was 34.7% in the first quarter compared with 32.2% in the prior year quarter and 36.0% in the fourth quarter of 2009.  Segment operating income of Grace Construction Products for the first quarter was $15.6 million compared with $12.4 million for the prior year quarter, a 25.8% increase. The increase was driven by cost savings from restructuring activities in the first and second quarters of 2009 and favorable raw materials costs.  Segment operating margin in the first quarter was 7.9% compared with 6.1% in the prior year quarter and 9.9% in the fourth quarter of 2009.

Corporate Costs

Corporate support function costs (including performance related compensation) decreased by $0.2 million (1.4%) in the first quarter compared with the prior year quarter due to the impact of the 2009 restructuring activities, partly offset by severance charges related to additional corporate productivity initiatives in the current quarter.  Other corporate costs (including environmental remediation) increased by $3.0 million in the first quarter compared with the prior year quarter primarily due to costs related to the settlement of a commercial dispute.

Pension Expense

Defined benefit pension expense for the first quarter was $19.8 million compared with

$21.9 million for the prior year quarter, a 9.6% decrease.  The decrease in costs was primarily attributable to strong pension plan asset performance in 2009.  Based on the most recent actuarial analysis, 2010 pension expense is expected to be approximately 5% below 2009 levels.

INTEREST AND INCOME TAXES

Interest expense was $9.9 million for the first quarter compared with $9.2 million for the prior year quarter.  The annualized weighted average interest rate on pre-petition obligations for the first quarter was 3.45%.

Income taxes are recorded at a global effective rate of approximately 32% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  The global effective rate has increased compared with the 2009 rate of approximately 30% due to increased taxable income, especially in higher tax-rate jurisdictions.  Grace’s taxable income in the U. S. has generally been offset by available tax deductions in recent years.  For 2010 the availability of sufficient tax deductions to fully offset U.S. taxable income depends on the timing of emergence from Chapter 11.  Income taxes related to foreign jurisdictions are generally paid in cash.  Taxes paid in cash in the first quarter of 2010 were $6.9 million.

In the first quarter, Grace concluded the settlement of a dispute with the U.S. Internal Revenue Service and recognized an income tax benefit of $16.9 million.  The impact of the change in income tax treatment of the Medicare Part D retiree drug subsidy enacted in the Patient Protection and Affordable Care Act is immaterial to Grace.

CASH FLOW AND LIQUIDITY

Grace’s net cash used for operating activities for the first quarter of 2010 was $5.6 million compared with $54.7 million cash provided by operating activities for the prior year quarter which benefited from a significant reduction of net working capital.  Capital expenditures for the first quarter of 2010 were $17.9 million compared with $16.6 million for the prior year quarter.  Grace is making strategic capital investments to add capacity for high-margin and high-growth products, including the previously announced polypropylene catalyst investment in Germany and the construction of multiple manufacturing sites for Grace Construction Products in emerging regions.

At March 31, 2010, Grace had available liquidity of approximately $844.0 million, consisting of $782.9 million in cash and cash equivalents and $61.1 million of available credit under various non-U.S. credit facilities.  Grace believes that these sources and amounts of liquidity and cash flow from operations are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.

On March 2, 2010, Grace terminated its debtor-in-possession (DIP) facility and replaced it with a $100 million cash-collateralized letter of credit facility with a commercial bank to support existing and new financial assurances.  At March 31, 2010, Grace held $77.0 million in restricted cash and cash equivalents to support this facility.

USE OF CAPITAL

Grace generates significant Adjusted Operating Cash Flow that is available for investment to support Grace’s growth strategy, including strategic capital investments, acquisitions and alliances.  These strategic investments provide the highest return on invested capital and are prioritized over other uses of capital.  Grace has invested significantly in the growth of its businesses, including more than $235 million invested in 21 acquisitions since 2001, primarily in the Grace Davison Materials Technologies and Specialty Technologies product groups and in the Grace Construction Products operating segment.  Grace made these acquisitions to improve its product offerings and technologies, to extend its geographic reach and for other strategic reasons.  In total, these investments were accretive to earnings and return on invested capital in the years following acquisition and integration.

While in bankruptcy, Grace has been limited (or prohibited) from using its capital for certain other purposes, including debt reduction, pension funding, share repurchase and paying dividends.  After emergence from bankruptcy, Grace will consider using available capital in excess of its strategic investment opportunities to repay debt, reduce underfunded pension balances and return cash to shareholders in a way that balances the company’s overall leverage, pension plan risks and share dilution.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court.  The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Plan.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property Damage Claimants and the Representative for Future Asbestos Property Damage Claimants are not co-proponents of the Plan.  The Plan is consistent with the terms of the previously announced settlements of Grace’s asbestos personal injury liability and claims related to its former attic insulation product, and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.

Confirmation hearings on the Plan concluded in January 2010.  Confirmation and consummation of the Plan are now subject to the findings of the Bankruptcy Court and the District Court for the District of Delaware and the satisfaction of other conditions set forth in the Plan, many of which are outside Grace’s control.  Until such findings are made and the conditions to consummation of the Plan are satisfied or waived, the timing of Grace’s emergence from Chapter 11 will be uncertain.  At an omnibus hearing on April 19, 2010, the Bankruptcy Court indicated that it had the necessary submissions from the parties to the Chapter 11 cases to issue a confirmation ruling, but did not state when a confirmation ruling could be expected.  Grace is preparing to consummate the Plan as quickly as practicable following receipt of a confirmation order from the Bankruptcy Court and the District Court.

Grace’s asbestos-related litigation and environmental claims are subject to compromise under the Chapter 11 process.  Grace has not adjusted its accounting for asbestos-related assets and liabilities to reflect the filing of the Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the trusts under the Plan.  These values will ultimately be determined on the effective date of the Plan.  Grace expects to adjust its accounting for the Plan when the consideration can be measured and material conditions to the Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2010	2009

Net sales	$614.9	$682.1
Cost of goods sold	401.2	511.6
Gross profit	213.7	170.5

Selling, general and administrative expenses	121.0	149.7
Restructuring expenses and related asset impairments	2.2	19.1
Research and development expenses	15.3	18.6
Defined benefit pension expense	19.8	21.9
Interest expense and related financing costs	9.9	9.2
Provision for environmental remediation	—	0.7
Chapter 11 expenses, net of interest income	6.5	10.0
(Equity) loss in earnings of unconsolidated affiliates	(5.1)	(0.1)
Other expense, net	3.9	3.6
	173.5	232.7
Income (loss) before income taxes	40.2	(62.2)
Benefit from income taxes	16.5	23.4
Net income (loss)	56.7	(38.8)
Less: Net income attributable to noncontrolling interests	(0.4)	(0.1)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$56.3	$(38.9)

Basic earnings per share:
Net income (loss) attributable to W. R. Grace & Co. shareholders	$0.78	$(0.54)
Weighted average number of basic shares	72.4	72.2

Diluted earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$0.76	$(0.54)
Weighted average number of diluted shares	74.4	72.2

Chart 2

W. R. Grace & Co.

Analysis of Operations (unaudited)

	Three Months Ended March 31,
(in millions)	2010	2009	$ Change	% Change
Net sales:
Grace Davison	$418.2	$477.8	$(59.6)	(12.5)%
Refining Technologies	171.9	276.7	(104.8)	(37.9)%
Materials Technologies	161.0	134.0	27.0	20.1%
Specialty Technologies	85.3	67.1	18.2	27.1%

Grace Construction Products	196.7	204.3	(7.6)	(3.7)%
Americas	104.3	111.8	(7.5)	(6.7)%
Europe Middle East Africa	59.3	62.9	(3.6)	(5.7)%
Asia	33.1	29.6	3.5	11.8%
Total Grace net sales	$614.9	$682.1	$(67.2)	(9.9)%
Net sales by region:
North America	$202.5	$259.0	$(56.5)	(21.8)%
Europe Middle East Africa	246.9	247.0	(0.1)	(0.0)%
Asia Pacific	102.5	121.2	(18.7)	(15.4)%
Latin America	63.0	54.9	8.1	14.8%
Total net sales by region	$614.9	$682.1	$(67.2)	(9.9)%

Adjusted EBIT (A)(B)(C)
Grace Davison segment operating income	$87.7	$40.0	$47.7	119.3%
Grace Construction Products segment operating income	15.6	12.4	3.2	25.8%
Corporate support functions (including performance based compensation)	(14.6)	(14.8)	0.2	1.4%
Other corporate costs (including environmental remediation)	(4.6)	(1.6)	(3.0)	(187.5)%
Defined benefit pension expense (C)	(19.8)	(21.9)	2.1	9.6%
Adjusted EBIT	64.3	14.1	50.2	NM
Chapter 11- and asbestos-related costs, net	(12.5)	(48.3)	35.8	74.1%
Restructuring expenses and related asset impairments	(2.2)	(19.1)	16.9	88.5%
Interest expense	(9.9)	(9.2)	(0.7)	(7.6)%
Interest income of non-Debtor subsidiaries	0.1	0.2	(0.1)	(50.0)%
Benefit from income taxes	16.5	23.4	(6.9)	(29.5)%
Net income (loss) attributable to W.R. Grace & Co. shareholders	$56.3	$(38.9)	$95.2	NM

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$6.5	$10.0	$(3.5)	(35.0)%
Legal defense costs	—	24.6	(24.6)	(100.0)%
Asbestos administration costs	1.6	1.9	(0.3)	(15.8)%
Provision for environmental remediation related to asbestos	—	2.2	(2.2)	(100.0)%
D&O insurance cost related to Chapter 11	0.9	0.8	0.1	12.5%
Chapter 11 financing related (D):
Translation effects- intercompany loans	21.2	16.3	4.9	30.1%
Value of currency forward contracts - intercompany loans	(19.3)	(8.4)	(10.9)	(129.8)%
Certain other currency translations costs, net	1.6	2.0	(0.4)	(20.0)%
COLI income, net	—	(1.1)	1.1	100.0%
Chapter 11- and asbestos-related costs, net:	$12.5	$48.3	$(35.8)	(74.1)%

Key Financial Measures:
Adjusted EBIT	$64.3	$14.1	$50.2	NM
Depreciation and amortization	29.5	27.5	2.0	7.3%
Adjusted EBITDA	$93.8	$41.6	$52.2	125.5%

Gross profit percentage:
Grace Davison	35.0%	22.1%	NM	12.9pts
Grace Construction Products	34.7%	32.2%	NM	2.5pts
Total Grace	34.8%	25.0%	NM	9.8pts

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	21.0%	8.4%	NM	12.6pts
Grace Construction Products segment operating income	7.9%	6.1%	NM	1.9pts
Adjusted EBIT	10.5%	2.1%	NM	8.4pts
Adjusted EBITDA	15.3%	6.1%	NM	9.2pts

Chart 2 (continued)

W. R. Grace & Co.

Analysis of Operations (unaudited)

	Three Months Ended March 31,
(in millions)	2010	2009	$ Change	% Change
Calculation of Adjusted Operating Cash Flow:
Net income (loss) attributable to W.R. Grace & Co. shareholders	$56.3	$(38.9)	$95.2	NM
Chapter 11- and asbestos-related costs, net	12.5	48.3	(35.8)	(74.1)%
(Benefit from) income taxes	(16.5)	(23.4)	6.9	29.5%
Restructuring expenses and related asset impairments	2.2	19.1	(16.9)	(88.5)%
Interest expense	9.9	9.2	0.7	7.6%
Interest income of non-Debtor subsidiaries	(0.1)	(0.2)	0.1	50.0%
Adjusted EBIT	64.3	14.1	50.2	NM
Depreciation and Amortization	29.5	27.5	2.0	7.3%
Adjusted EBITDA	93.8	41.6	52.2	125.5%
Defined benefit pension expense	19.8	21.9	(2.1)	(9.6)%
Change in net working capital	(6.6)	99.5	(106.1)	(106.6)%
Change in other assets and liabilities	(60.4)	(77.0)	16.6	21.6%
Capital expenditures	(17.9)	(16.6)	(1.3)	(7.8)%
Adjusted Operating Cash Flow	$28.7	$69.4	$(40.7)	(58.6)%

Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$279.2	$242.1
Invested Capital:
Trade accounts receivable	385.5	407.4
Inventories	237.0	288.6
Accounts payable	(196.3)	(215.3)
	426.2	480.7
Other current assets	88.7	77.2
Properties and equipment, net	668.2	680.5
Goodwill and other intangible assets	114.4	113.5
Investments in unconsolidated affiliates	50.6	7.4
Other assets	106.6	140.2
Other current liabilities	(237.0)	(251.0)
Other liabilities	(55.6)	(64.2)
Total Invested Capital (E)	$1,162.1	$1,184.3

Adjusted EBIT return on invested capital	24.0%	20.4%

Amounts may not add due to rounding.

Note (A): In the above chart Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11 - and asbestos - related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Grace uses Adjusted EBIT as a performance measure in significant business decisions.  Adjusted EBIT and Adjusted EBITDA do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

Note (B): Grace’s segment operating income includes only Grace’s share of income of consolidated and unconsolidated joint ventures.

Note (C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

Note (D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash balances during its bankruptcy. The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

Note (E): Total invested capital excludes the cash value of life insurance policies, net of policy loans of $4.4 million and $4.2 million in other assets in 2010 and 2009, respectively.

NM — Not Meaningful

Chart 3

W. R. Grace & Co. and Subsidiaries

Summary Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	March 31,
In millions	2010	2009
Operating Activities

Net income (loss)	$56.7	$(38.8)
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	29.5	27.5
Income taxes (paid), net of refunds received	(6.9)	7.7
Payments under defined benefit pension arrangements	(13.3)	(11.7)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(19.6)	39.7
Inventories	(20.6)	58.7
Accounts payable	26.1	(16.0)
Other accruals and non-cash items	(57.5)	(12.4)
Net cash provided by (used for) operating activities	(5.6)	54.7
Investing Activities
Capital expenditures	(17.9)	(16.6)
Proceeds from termination of life insurance policies, net	—	68.3
Transfer to restricted cash and cash equivalents related to letter of credit facility	(77.0)	—
Other investing activities	—	8.1
Net cash provided by (used for) investing activities	(94.9)	59.8
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	—	(13.7)
Net (repayments) borrowings under credit arrangements	(7.2)	1.2
Other financing activities	3.5	(0.4)
Net cash used for financing activities	(3.7)	(12.9)
Effect of currency exchange rate changes on cash and cash equivalents	(5.9)	(8.0)
Increase (decrease) in cash and cash equivalents	(110.1)	93.6
Cash and cash equivalents, beginning of period	893.0	460.1
Cash and cash equivalents, end of period	$782.9	$553.7

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
In millions	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$782.9	$893.0
Restricted cash and cash equivalents related to letter of credit facility	77.0	—
Trade accounts receivable, less allowance of $6.8 (2009- $7.9)	376.4	365.8
Accounts receivable - unconsolidated affiliate	9.1	7.4
Inventories	237.0	220.6
Deferred income taxes	56.7	61.5
Other current assets	88.7	80.4
Total Current Assets	1,627.8	1,628.7

Properties and equipment, net	668.2	690.1
Goodwill	114.4	118.6
Deferred income taxes	854.5	843.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	31.4	36.7
Investments in unconsolidated affiliates	50.6	45.7
Other assets	111.0	105.0
Total Assets	$3,957.9	$3,968.2

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$3.3	$10.8
Loan payable - unconsolidated affiliate	1.4	1.8
Accounts payable	192.6	170.1
Accounts payable - unconsolidated affiliate	3.7	4.1
Other current liabilities	249.3	307.9
Total Current Liabilities	450.3	494.7

Debt payable after one year	0.7	0.4
Loan payable - unconsolidated affiliate	10.5	10.5
Deferred income taxes	31.7	34.2
Underfunded defined benefit pension plans	516.2	530.4
Other liabilities	37.7	41.4
Total Liabilities Not Subject to Compromise	1,047.1	1,111.6

Liabilities Subject to Compromise
Debt plus accrued interest	889.1	882.0
Income tax contingencies	106.1	117.9
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	147.5	148.4
Postretirement benefits	172.8	171.2
Other liabilities and accrued interest	129.7	127.6
Total Liabilities Subject to Compromise	3,145.2	3,147.1
Total Liabilities	4,192.3	4,258.7

Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	447.3	445.8
Accumulated deficit	(119.1)	(175.4)
Treasury stock, at cost	(52.2)	(55.9)
Accumulated other comprehensive income (loss)	(520.6)	(514.5)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(243.8)	(299.2)
Noncontrolling interests	9.4	8.7
Total Equity (Deficit)	(234.4)	(290.5)
Total Liabilities and Equity (Deficit)	$3,957.9	$3,968.2

Chart 5

W. R. Grace & Co.

Adjusted Earnings Per Share (unaudited)

Three Months Ended March 31, 2010

	Pre-Tax	Tax	After-Tax at Actual Rate	Per Share
Diluted Earnings Per Share (GAAP)				$0.76

Restructuring charges and related asset impairments	$2.2	$0.8	$1.4	0.02
Chapter 11- and asbestos-related costs, net	12.5	3.6	8.9	0.12
Discrete tax items:
Adjustments to uncertain tax positions		12.9	(12.9)	(0.17)
U.S. federal income tax settlement		16.9	(16.9)	(0.23)

Adjusted Diluted Earnings Per Share (non-GAAP) (A)				$0.50

Three Months Ended March 31, 2009

	Pre-Tax	Tax	After-Tax at Actual Rate	Per Share
Diluted Earnings Per Share (GAAP)				$(0.54)

Restructuring charges and related asset impairments	19.1	5.1	14.0	0.19
Chapter 11- and asbestos-related costs, net	48.3	15.2	33.1	0.46
Discrete tax items:
Adjustments to uncertain tax positions		(0.7)	0.7	0.01

Adjusted Diluted Earnings Per Share (non-GAAP) (A)				$0.12

Note (A): In the above chart Grace presents its Adjusted Diluted Earnings Per Share (EPS). Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted  EPS does not purport to represent Diluted EPS as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. This measure is provided to distinguish the operating results of Grace’s current business base from the income and expense items related to restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net and certain discrete tax items.